Exhibit 99.1

CENCORA REPORTS FISCAL 2025 FOURTH QUARTER AND FISCAL YEAR END RESULTS
Revenue of $83.7 Billion for the Fourth Quarter, a 5.9 Percent Year-Over-Year Increase
Fourth Quarter GAAP Diluted EPS of $(1.75) and Adjusted Diluted EPS of $3.84
Revenue of $321.3 Billion for Fiscal Year 2025, a 9.3 Percent Year-Over-Year Increase
Fiscal Year 2025 GAAP Diluted EPS of $7.96 and Adjusted Diluted EPS of $16.00
Company increases its quarterly dividend by 9 percent
Company raises its long-term guidance expectations

CONSHOHOCKEN, PA, November 5, 2025 - Cencora, Inc. (NYSE: COR) today reported that in its fiscal year 2025 fourth quarter ended September 30, 2025, revenue increased 5.9 percent to $83.7 billion. Revenue increased 9.3 percent to $321.3 billion for fiscal year 2025. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $(1.75) for the September quarter of fiscal 2025, compared to $0.02 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 15.0 percent to $3.84 in the fiscal fourth quarter. For fiscal year 2025, diluted GAAP EPS increased 5.7 percent to $7.96. For fiscal year 2025, adjusted diluted EPS increased 16.3 percent to $16.00.

“Cencora furthered key initiatives in fiscal 2025 to fortify our leading position in healthcare, most notably by enhancing our position in specialty through our acquisition of RCA as well as the decision to strategically refocus our existing business portfolio,” said Bob Mauch, President and Chief Executive Officer of Cencora. “Our strategic drivers of prioritizing growth-oriented investments, accelerating digital transformation, cultivating a best-in-class team member culture, and enabling productivity position Cencora to drive value for our stakeholders.”

“As we move into fiscal 2026, we are catalyzing growth and innovation, with our purpose at the core of all we do,” Mr. Mauch continued. “Our increased long-term guidance reflects our confidence that Cencora's foundation in pharmaceutical distribution and leading capabilities, coupled with our focused execution will continue driving growth well into the future.”

Fourth Quarter Fiscal Year 2025 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$83.7B	$83.7B
Gross Profit	$3.0B	$2.9B
Operating Expenses	$2.9B	$1.9B
Operating Income	$19M	$1.0B
Interest Expense, Net	$78M	$78M
Income Tax Expense	$146M	$197M
Net (Loss) Income Attributable to Cencora	$(340)M	$751M
Diluted Earnings Per Share	$(1.75)	$3.84
Diluted Shares Outstanding	193.9M	195.3M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly and fiscal year results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Results

•Revenue: In the fourth quarter of fiscal 2025, revenue was $83.7 billion, up 5.9 percent compared to the same quarter in the previous fiscal year, reflecting a 5.7 percent increase in revenue within U.S. Healthcare Solutions and a 7.6 percent increase in revenue within International Healthcare Solutions.

•Gross Profit: Gross profit in the fourth quarter of fiscal 2025 was $3.0 billion, an 18.5 percent increase compared to the same period in the previous fiscal year, primarily due to an increase in gross profit in the U.S. Healthcare Solutions segment and a LIFO credit in the current year quarter compared to a LIFO expense in the prior year quarter, offset in part by lower gains from antitrust litigation settlements in the current year quarter. Gross profit as a percentage of revenue was 3.53 percent, an increase of 38 basis points from the prior year quarter due to the increase in U.S. Healthcare Solutions gross profit margin, driven primarily by the January 2025 acquisition of Retina Consultants of America (“RCA”).

•Operating Expenses: In the fourth quarter of fiscal 2025, operating expenses were $2.9 billion, up 24.1 percent from the same period in the previous fiscal year, primarily due to: (i) a $723.9 million goodwill impairment charge related to PharmaLex in the current year period compared to a similar $418.0 million charge in the prior year period; (ii) an increase in distribution, selling, and administrative expenses as a result of the January 2025 acquisition of RCA and to support our revenue growth; and (iii) an increase in acquisition-related deal and integration expenses primarily due to the acquisition of RCA. The growth in expenses was offset in part by a decrease in litigation and opioid-related expenses compared to the prior year quarter. Operating expenses as a percentage of revenue in the fiscal 2025 fourth quarter was 3.51 percent compared to 2.99 percent for the same period in the previous fiscal year.

•Operating Income: In the fourth quarter of fiscal 2025, operating income was $18.5 million, an 85.4 percent decrease compared to the same period in the previous fiscal year, primarily due to the increase in operating expenses, offset in part by the increase in gross profit. Operating income as a percentage of revenue was 0.02 percent in the fourth quarter of fiscal 2025 compared to 0.16 percent for the same period in the previous fiscal year.

•Interest Expense, Net: In the fourth quarter of fiscal 2025, net interest expense was $77.8 million, an increase of $56.9 million versus the prior year quarter due to an increase in interest expense as a result of our issuance of senior notes and a variable-rate term loan to finance a portion of the January 2025 acquisition of RCA and increased revolving credit facility borrowings to cover short-term working capital needs.

•Income Tax Expense: Income tax expense was $146.0 million and $117.7 million in the fourth quarter of fiscal 2025 and 2024, respectively, and did not benefit from the PharmaLex goodwill impairments, which were largely not deductible for income tax purposes.

•Diluted Earnings Per Share: Diluted earnings per share was $(1.75) in the fourth quarter of fiscal 2025, a decrease of $1.77 compared to the previous fiscal year’s fourth quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal 2025 were 193.9 million, a decrease of 2.1 percent versus the prior fiscal year fourth quarter primarily due to share repurchases.

Fourth Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the fourth quarter of fiscal 2025, revenue was $83.7 billion, up 5.9 percent compared to the same quarter in the previous fiscal year, reflecting a 5.7 percent increase in revenue within U.S. Healthcare Solutions and a 7.6 percent increase in revenue within International Healthcare Solutions.

•Adjusted Gross Profit: Adjusted gross profit in the fourth quarter of fiscal 2025 was $2.9 billion, an 18.4 percent increase compared to the same period in the previous fiscal year, primarily due to an increase in gross profit in the U.S. Healthcare Solutions segment. Adjusted gross profit as a percentage of revenue was 3.47 percent in the fiscal 2025 fourth quarter, an increase of 37 basis points when compared to the prior year quarter due to the increase in U.S. Healthcare Solutions gross profit margin primarily due to the January 2025 acquisition of RCA.

•Adjusted Operating Expenses: In the fourth quarter of fiscal 2025, adjusted operating expenses were $1.9 billion, a 17.5 percent increase compared to the same period in the previous fiscal year, primarily due to an increase in distribution, selling, and administrative expenses as a result of the January 2025 acquisition of RCA and to support our revenue growth. Adjusted operating expenses as a percentage of revenue in the fiscal 2025 fourth quarter was 2.25 percent, an increase of 22 basis points when compared to the prior year quarter.

•Adjusted Operating Income: In the fourth quarter of fiscal 2025, adjusted operating income was $1.0 billion, a 20.2 percent increase compared to the same quarter in the prior fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Adjusted operating income as a percentage of revenue was 1.22 percent in the fiscal 2025 fourth quarter, an increase of 14 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fourth quarter of fiscal 2025, net interest expense was $77.8 million, an increase of $56.9 million versus the prior year quarter due to an increase in interest expense as a result of our issuance of senior notes and a variable-rate term loan to finance a portion of the January 2025 acquisition of RCA and increased revolving credit facility borrowings to cover short-term working capital needs.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.6 percent for the fourth quarter of fiscal 2025 compared to 20.3 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $3.84 in the fourth quarter of fiscal 2025, a 15.0 percent increase compared to $3.34 in the previous fiscal year’s fourth quarter.

•Adjusted Diluted Shares Outstanding: Adjusted diluted weighted average shares outstanding for the fourth quarter of fiscal 2025 were 195.3 million, a decrease of 1.4 percent versus the prior fiscal year fourth quarter primarily due to share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions Segment

    U.S. Healthcare Solutions revenue was $75.8 billion in the fourth quarter of fiscal 2025, an increase of 5.7 percent compared to the same quarter in the previous fiscal year primarily due to overall market growth primarily driven by unit volume growth, including increased sales of specialty products to health systems and physician practices and products labeled for diabetes and/or weight loss in the GLP-1 class. Segment operating income of $872.4 million in the fourth quarter of fiscal 2025 was up 25.1 percent compared to the same period in the previous fiscal year due to an increase in gross profit, as a result of increased product sales and the January 2025 acquisition of RCA, offset in part by an increase in operating expenses.

International Healthcare Solutions Segment

    International Healthcare Solutions revenue was $7.9 billion in the fourth quarter of fiscal 2025, an increase of 7.6 percent compared to the same period in the prior fiscal year. Segment operating income in the fourth quarter of fiscal 2025 was $150.7 million, a decrease of 2.0 percent, primarily due to lower operating income at our specialized consulting services business, offset in part by increases in operating income for all other business units in the segment. On a constant currency basis, International Healthcare Solutions revenue increased by 5.7 percent and operating income decreased by 6.0 percent.

Fiscal Year 2025 Summary Results

	GAAP	Adjusted (non-GAAP)
Revenue	$321.3B	$321.3B
Gross Profit	$11.5B	$11.2B
Operating Expenses	$8.8B	$7.0B
Operating Income	$2.6B	$4.2B
Interest Expense, Net	$292M	$292M
Effective Tax Rate	30.6%	20.6%
Net Income Attributable to Cencora	$1.6B	$3.1B
Diluted Earnings Per Share	$7.96	$16.00
Diluted Shares Outstanding	195.2M	195.2M

Summary Fiscal Year GAAP Results

    In fiscal year 2025, GAAP diluted EPS was $7.96 compared to $7.53 in the prior fiscal year. Revenue increased 9.3 percent from the prior fiscal year to $321.3 billion. Gross profit increased 15.8 percent to $11.5 billion primarily due to an increase in gross profit in the U.S. Healthcare Solutions segment and larger gains from antitrust litigation settlements. Operating expenses increased 14.4 percent largely due to: (i) increased distribution, selling, and administrative expenses, primarily due to the January 2025 acquisition of RCA and to support our revenue growth; (ii) a larger goodwill impairment related to PharmaLex; and (iii) an increase in acquisition-related deal and integration expenses primarily due to the acquisition of RCA. Operating income increased 20.8 percent due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income margin increased by 8 basis points to 0.82 percent. Diluted weighted average shares outstanding in fiscal 2025 were 195.2 million, down 2.5 percent from the prior fiscal year primarily due to share repurchases.

Summary Fiscal Year Adjusted (non-GAAP) Results

In fiscal year 2025, adjusted diluted EPS was $16.00 compared to $13.76 in the prior fiscal year. Revenue increased 9.3 percent to $321.3 billion. Adjusted gross profit increased 15.1 percent to $11.2 billion primarily due to the increase in gross profit in the U.S. Healthcare Solutions segment. Adjusted operating expenses increased 14.8 percent to $7.0 billion largely driven by an increase in distribution, selling, and administrative expenses, primarily due to the January 2025 acquisition of RCA and to support our revenue growth. Adjusted operating income increased 15.8 percent to $4.2 billion due to the increase in gross profit, offset in part by the increase in operating expenses. Adjusted operating income margin increased by 7 basis points to 1.31 percent, primarily due to the January 2025 acquisition of RCA. Diluted weighted average shares outstanding in fiscal 2025 were 195.2 million, down 2.5 percent from the prior fiscal year primarily due to share repurchases.

Recent Company Highlights

Cencora announced $1 billion in investments through 2030 to strengthen its U.S. distribution network, expand capacity and increase resilience. The planned investments include opening a second national distribution center, expanding multiple distribution center facilities and increasing cold chain storage capacity to support the growth of specialty pharmaceuticals.

Dividend Declaration

    On November 4, 2025, the Company’s Board of Directors declared a quarterly dividend of $0.60 per common share, a 9 percent increase in its quarterly dividend rate from $0.55 per common share. The quarterly dividend of $0.60 per common share is payable December 1, 2025, to stockholders of record at the close of business on November 14, 2025.

Reportable Segments (revised as of October 1, 2025)

Recently, Cencora undertook a strategic review of its business to ensure alignment with its growth priorities and strategic drivers. As a result of this review, the Company has reorganized certain business components within its reporting structure. Beginning in the first quarter of fiscal 2026, the Company's reporting structure will be comprised of U.S. Healthcare Solutions, International Healthcare Solutions, and Other. The U.S. Healthcare Solutions reportable segment will consist of U.S. Human Health (excluding legacy U.S. Consulting Services). The International Healthcare Solutions reportable segment will consist of Alliance Healthcare, Innomar, World Courier, and strategic components of PharmaLex. Other, which is not considered a reportable segment, will consist of businesses for which the Company has begun to explore strategic alternatives and includes MWI Animal Health, Profarma, U.S. Consulting Services and the other components of PharmaLex.

Fiscal Year 2026 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2026 Expectations on an Adjusted (non-GAAP) Basis

	2026 Guidance	Fiscal 2025 Actuals
Revenue	5% to 7% growth	$321.3B
U.S. Healthcare Solutions Segment(1)	5% to 7% growth	$285.0B
International Healthcare Solutions Segment(1)(2)	6% to 8% growth	$28.3B
Other(1)	0% to 4% growth	$8.2B
Adjusted operating income	8% to 10% growth	$4.2B
U.S. Healthcare Solutions Segment(1)	9% to 11% growth	$3.3B
International Healthcare Solutions Segment(1)(2)	5% to 8% growth	$588M
Other(1)	1% to 4% decline	$352M
Adjusted diluted earnings per share	$17.45 to $17.75	$16.00
Net interest expense	$315M to $335M	$292M
Adjusted effective tax rate	20% to 21%	20.6%
Diluted weighted average shares outstanding	~194M	195.2M
Adjusted free cash flow	~$3.0B	$3.0B
Capital expenditures	~$900M	$668M

(1) For further detail on fiscal 2025 revised reportable segment information, please reference Exhibit 99.2 to the Company's form 8-K dated November 5, 2025.
(2) As reported and constant currency guidance.

Long-Term Guidance

To reflect the strength in the Company's businesses and continued execution, the Company is raising its long-term guidance for adjusted diluted EPS and adjusted operating income.

Long-term guidance (1)
Adjusted operating income	6% to 9%
Capital deployment	3% to 4%
Adjusted diluted earnings per share	9% to 13%

(1) Bold numbers indicate updates to guidance ranges.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on November 5, 2025. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (646) 844-6383. The access code for the call will be 837725. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial +1 (866) 813-9403. From outside the U.S. and Canada, dial +1 (929) 458-6194. The access code for the replay is 457149.

Upcoming Investor Events

Cencora management will be attending the following investor events in the coming months:

•Citi Global Healthcare Conference, December 2, 2025;
•Evercore Healthcare Conference, December 2, 2025; and
•J.P. Morgan Healthcare Conference, January 12-15, 2026.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 51,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2025	% of Revenue	Three Months Ended September 30, 2024	% of Revenue	% Change
Revenue	$83,728,554		$79,050,106		5.9%

Cost of goods sold	80,774,977		76,557,689		5.5%

Gross profit [1]	2,953,577	3.53%	2,492,417	3.15%	18.5%

Operating expenses:
Distribution, selling, and administrative	1,748,866	2.09%	1,490,343	1.89%	17.3%
Depreciation and amortization	258,770	0.31%	277,044	0.35%	(6.6)%
Litigation and opioid-related expenses [2]	14,408		65,517
Acquisition-related deal and integration expenses [3]	100,114		33,570
Restructuring and other expenses	89,032		81,304
Goodwill impairment [4]	723,884		418,000
Total operating expenses	2,935,074	3.51%	2,365,778	2.99%	24.1%

Operating income	18,503	0.02%	126,639	0.16%	(85.4)%

Other loss (income), net [5]	127,714		(19,507)
Interest expense, net	77,833		20,969		271.2%

(Loss) income before income taxes	(187,044)	(0.22)%	125,177	0.16%	(249.4)%

Income tax expense	146,027		117,711

Net (loss) income	(333,071)	(0.40)%	7,466	0.01%	(4,561.2)%

Net income attributable to noncontrolling interests	(6,633)		(4,084)

Net (loss) income attributable to Cencora, Inc.	$(339,704)	(0.41)%	$3,382	—%	(10,144.5)%

Earnings per share:
Basic	$(1.75)		$0.02		(8,850.0)%
Diluted	$(1.75)		$0.02		(8,850.0)%

Weighted average common shares outstanding:
Basic	193,899		196,270		(1.2)%
Diluted	193,899		198,082		(2.1)%
 ________________________________________

1    Includes a $5.4 million gain from antitrust litigation settlements, a $57.0 million LIFO credit, and Turkey foreign currency remeasurement expense of $13.2 million in the three months ended September 30, 2025. Includes a $62.3 million gain from antitrust litigation settlements, a $12.3 million LIFO expense, and Turkey foreign currency remeasurement expense of $10.2 million in the three months ended September 30, 2024.

2 Includes a $49.1 million litigation accrual in the three months ended September 30, 2024.

3 In connection with the acquisition of RCA, certain physicians and members of management retained equity or were granted incentive units in RCA. These equity units are subject to expense adjustments, including fair value adjustments, and as a result the Company recorded $46.7 million of expense adjustments in the three months ended September 30, 2025. The Company also increased its estimate for contingent consideration related to the RCA acquisition by $19.6 million in the three months ended September 30, 2025.

4 Represents goodwill impairment charges related to PharmaLex in the three months ended September 30, 2025 and 2024.

5 Includes a $113.5 million impairment of an equity investment and a $16.5 million loss on the remeasurement of an equity investment in the three months ended September 30, 2025.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2025	% of Revenue	Fiscal Year Ended September 30, 2024	% of Revenue	% Change
Revenue	$321,332,819		$293,958,599		9.3%

Cost of goods sold	309,854,280		284,048,570		9.1%

Gross profit [1]	11,478,539	3.57%	9,910,029	3.37%	15.8%

Operating expenses:
Distribution, selling, and administrative	6,493,842	2.02%	5,661,106	1.93%	14.7%
Depreciation and amortization	1,051,075	0.33%	1,091,974	0.37%	(3.7)%
Litigation and opioid-related expenses, net [2]	60,671		227,070
Acquisition-related deal and integration expenses [3]	291,044		103,001
Restructuring and other expenses	229,422		233,629
Goodwill impairment [4]	723,884		418,000
Total operating expenses	8,849,938	2.75%	7,734,780	2.63%	14.4%

Operating income	2,628,601	0.82%	2,175,249	0.74%	20.8%

Other loss, net [5]	78,717		14,283
Interest expense, net	291,548		156,991		85.7%

Income before income taxes	2,258,336	0.70%	2,003,975	0.68%	12.7%

Income tax expense	690,522		484,702

Net income	1,567,814	0.49%	1,519,273	0.52%	3.2%

Net income attributable to noncontrolling interests	(13,645)		(10,153)

Net income attributable to Cencora, Inc.	$1,554,169	0.48%	$1,509,120	0.51%	3.0%

Earnings per share:
Basic	$8.02		$7.60		5.5%
Diluted	$7.96		$7.53		5.7%

Weighted average common shares outstanding:
Basic	193,820		198,503		(2.4)%
Diluted	195,214		200,284		(2.5)%
 ________________________________________

1    Includes a $236.4 million gain from antitrust litigation settlements, a $76.9 million LIFO credit, and Turkey foreign currency remeasurement expense of $49.6 million in the fiscal year ended September 30, 2025. Includes a $170.9 million gain from antitrust litigation settlements, a $52.2 million LIFO credit, and Turkey foreign currency remeasurement expense of $54.1 million in the fiscal year ended September 30, 2024.

2    The fiscal year ended September 30, 2024 includes $263.1 million of litigation accruals, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company’s prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.

3 In connection with the acquisition of RCA, certain physicians and members of management retained equity or were granted incentive units in RCA. These equity units are subject to expense adjustments, including fair value adjustments, and as a result the Company recorded $121.7 million of expense adjustments in the fiscal year ended September 30, 2025. The Company also increased its estimate for contingent consideration related to the RCA acquisition by $19.6 million in the fiscal year ended September 30, 2025.

4 Represents goodwill impairment charges related to PharmaLex in the fiscal years ended September 30, 2025 and 2024.

5 Includes a $113.5 million impairment of an equity investment and a $35.5 million loss on the divestiture of non-core businesses, offset in part by the Company’s portion of an equity method investment’s gain on the sale of a business of $39.7 million and a $14.1 million gain on the remeasurement of an equity investment in the fiscal year ended September 30, 2025.

CENCORA, INC.
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2025	2024	2025	2024
Basic shares outstanding	193,899	196,270	193,820	198,503
Restricted stock unit and stock option dilution	—	1,812	1,394	1,781
GAAP diluted shares outstanding	193,899	198,082	195,214	200,284
Restricted stock unit and stock option dilution [1]	1,441	—	—	—
Non-GAAP diluted shares outstanding	195,340	198,082	195,214	200,284

1 For the non-GAAP presentation, diluted weighted average common shares outstanding has been adjusted to include the impact of the restricted stock units and stock options that were antidilutive for the GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2025
	Gross Profit	Operating Expenses	Operating Income	(Loss) Income Before Income Taxes	Income Tax Expense	Net (Loss) Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,953,577	$2,935,074	$18,503	$(187,044)	$146,027	$(339,704)	$(1.75)
Gains from antitrust litigation settlements	(5,361)	—	(5,361)	(5,361)	6,777	(12,138)	(0.06)
LIFO credit	(56,963)	—	(56,963)	(56,963)	(10,471)	(46,492)	(0.24)
Turkey highly inflationary impact	13,161	—	13,161	12,660	16,504	(3,844)	(0.02)
Acquisition-related intangibles amortization	—	(126,292)	126,292	126,292	10,255	115,079	0.59
Litigation and opioid-related expenses	—	(14,408)	14,408	14,408	1,252	13,156	0.07
Acquisition-related deal and integration expenses	—	(100,114)	100,114	100,114	2,688	97,426	0.50
Restructuring and other expenses	—	(89,032)	89,032	89,032	12,665	76,367	0.39
Impairment of assets, including goodwill	—	(723,884)	723,884	837,378	18,272	819,106	4.19
Other, net	—	—	—	24,049	5,958	18,091	0.09
Tax reform [1]	—	—	—	1,047	(12,714)	13,761	0.07
Adjusted Non-GAAP	$2,904,414	$1,881,344	$1,023,070	$955,612	$197,213	$750,808	$3.84	[2]

Adjusted Non-GAAP % change vs. prior year quarter	18.4%	17.5%	20.2%	14.4%	16.4%	13.5%	15.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.53%	3.47%
Operating expenses	3.51%	2.25%
Operating income	0.02%	1.22%

________________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,492,417	$2,365,778	$126,639	$125,177	$117,711	$3,382	$0.02
Gains from antitrust litigation settlements	(62,337)	—	(62,337)	(62,337)	(11,013)	(51,324)	(0.26)
LIFO expense	12,273	—	12,273	12,273	4,369	7,904	0.04
Turkey highly inflationary impact	10,172	—	10,172	10,645	—	10,645	0.05
Acquisition-related intangibles amortization	—	(165,919)	165,919	165,919	24,045	141,441	0.71
Litigation and opioid-related expenses	—	(65,517)	65,517	65,517	2,670	62,847	0.32
Acquisition-related deal and integration expenses	—	(33,570)	33,570	33,570	5,649	27,921	0.14
Restructuring and other expenses	—	(81,304)	81,304	81,304	14,858	66,446	0.34
Goodwill impairment	—	(418,000)	418,000	418,000	3,705	414,295	2.09
Other, net	—	—	—	(2,747)	1,634	(4,381)	(0.02)
Tax reform [1]	—	—	—	(11,706)	5,822	(17,528)	(0.09)
Adjusted Non-GAAP	$2,452,525	$1,601,468	$851,057	$835,615	$169,450	$661,648	$3.34

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.15%	3.10%
Operating expenses	2.99%	2.03%
Operating income	0.16%	1.08%
______________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$11,478,539	$8,849,938	$2,628,601	$2,258,336	$690,522	$1,554,169	$7.96
Gains from antitrust litigation settlements	(236,372)	—	(236,372)	(236,372)	(46,247)	(190,125)	(0.97)
LIFO credit	(76,876)	—	(76,876)	(76,876)	(15,041)	(61,835)	(0.32)
Turkey highly inflationary impact	49,571	—	49,571	55,519	16,504	39,015	0.20
Acquisition-related intangibles amortization	—	(553,028)	553,028	553,028	108,203	441,902	2.26
Litigation and opioid-related expenses	—	(60,671)	60,671	60,671	11,871	48,800	0.25
Acquisition-related deal and integration expenses	—	(291,044)	291,044	291,044	29,315	261,729	1.34
Restructuring and other expenses	—	(229,422)	229,422	229,422	44,888	184,534	0.95
Impairment of assets, including goodwill	—	(723,884)	723,884	837,378	18,272	819,106	4.20
Gain on equity method investment [1]	—	—	—	(39,718)	—	(39,718)	(0.20)
Loss on divestiture of non-core businesses	—	—	—	35,539	—	35,539	0.18
Other, net	—	—	—	(2,264)	1,200	(3,464)	(0.02)
Tax reform [2]	—	—	—	(14,610)	(47,536)	32,926	0.17
Adjusted Non-GAAP	$11,214,862	$6,991,889	$4,222,973	$3,951,097	$811,951	$3,122,578	$16.00

Adjusted Non-GAAP % change vs. prior year	15.1%	14.8%	15.8%	13.0%	11.7%	13.3%	16.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.57%	3.49%
Operating expenses	2.75%	2.18%
Operating income	0.82%	1.31%

________________________________________

1 Represents the Company’s portion of an equity method investment’s gain on the sale of a business.

2 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$9,910,029	$7,734,780	$2,175,249	$2,003,975	$484,702	$1,509,120	$7.53
Gains from antitrust litigation settlements	(170,904)	—	(170,904)	(170,904)	(37,823)	(133,081)	(0.66)
LIFO credit	(52,168)	—	(52,168)	(52,168)	(11,545)	(40,623)	(0.20)
Turkey highly inflationary impact	54,087	—	54,087	55,309	—	55,309	0.28
Acquisition-related intangibles amortization	—	(660,292)	660,292	660,292	146,131	512,426	2.56
Litigation and opioid-related expenses, net	—	(227,070)	227,070	227,070	46,546	180,524	0.90
Acquisition-related deal and integration expenses	—	(103,001)	103,001	103,001	22,795	80,206	0.40
Restructuring and other expenses	—	(233,629)	233,629	233,629	48,480	185,149	0.92
Goodwill impairment	—	(418,000)	418,000	418,000	3,705	414,295	2.07
Loss on remeasurement of equity investment	—	—	—	16,201	—	16,201	0.08
Other, net	—	—	—	16,814	3,261	13,553	0.07
Tax reform and discrete tax items [1]	—	—	—	(15,697)	20,811	(36,508)	(0.18)
Adjusted Non-GAAP	$9,741,044	$6,092,788	$3,648,256	$3,495,522	$727,063	$2,756,571	$13.76	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.37%	3.31%
Operating expenses	2.63%	2.07%
Operating income	0.74%	1.24%
 ________________________________________

1 Includes a tax benefit attributable to an adjustment of the Swiss valuation allowance (due to an increase in projected Swiss income and DTA utilization) and the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2025	2024	% Change
U.S. Healthcare Solutions	$75,788,501	$71,671,130	5.7%
International Healthcare Solutions	7,944,988	7,382,054	7.6%
Intersegment eliminations	(4,935)	(3,078)

Revenue	$83,728,554	$79,050,106	5.9%

	Three Months Ended September 30,
Operating income	2025	2024	% Change
U.S. Healthcare Solutions	$872,412	$697,384	25.1%
International Healthcare Solutions	150,658	153,673	(2.0)%
Total segment operating income	1,023,070	851,057	20.2%

Gains from antitrust litigation settlements	5,361	62,337
LIFO credit (expense)	56,963	(12,273)
Turkey highly inflationary impact	(13,161)	(10,172)
Acquisition-related intangibles amortization	(126,292)	(165,919)
Litigation and opioid-related expenses	(14,408)	(65,517)
Acquisition-related deal and integration expenses	(100,114)	(33,570)
Restructuring and other expenses	(89,032)	(81,304)
Goodwill impairment	(723,884)	(418,000)
Operating income	$18,503	$126,639	(85.4)%

Percentages of revenue:

U.S. Healthcare Solutions
Gross profit	2.73%	2.27%
Operating expenses	1.58%	1.29%
Operating income	1.15%	0.97%

International Healthcare Solutions
Gross profit	10.55%	11.22%
Operating expenses	8.66%	9.14%
Operating income	1.90%	2.08%

Cencora, Inc. (GAAP)
Gross profit	3.53%	3.15%
Operating expenses	3.51%	2.99%
Operating income	0.02%	0.16%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.47%	3.10%
Adjusted operating expenses	2.25%	2.03%
Adjusted operating income	1.22%	1.08%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal Year Ended September 30,
Revenue	2025	2024	% Change
U.S. Healthcare Solutions	$290,982,023	$265,339,427	9.7%
International Healthcare Solutions	30,366,323	28,627,542	6.1%
Intersegment eliminations	(15,527)	(8,370)

Revenue	$321,332,819	$293,958,599	9.3%

	Fiscal Year Ended September 30,
Operating income	2025	2024	% Change
U.S. Healthcare Solutions	$3,574,699	$2,934,877	21.8%
International Healthcare Solutions	648,274	713,379	(9.1)%
Total segment operating income	4,222,973	3,648,256	15.8%

Gains from antitrust litigation settlements	236,372	170,904
LIFO credit	76,876	52,168
Turkey highly inflationary impact	(49,571)	(54,087)
Acquisition-related intangibles amortization	(553,028)	(660,292)
Litigation and opioid-related expenses, net	(60,671)	(227,070)
Acquisition-related deal and integration expenses	(291,044)	(103,001)
Restructuring and other expenses	(229,422)	(233,629)
Goodwill impairment	(723,884)	(418,000)
Operating income	$2,628,601	$2,175,249	20.8%

Percentages of revenue:

U.S. Healthcare Solutions
Gross profit	2.72%	2.42%
Operating expenses	1.49%	1.31%
Operating income	1.23%	1.11%

International Healthcare Solutions
Gross profit	10.92%	11.60%
Operating expenses	8.78%	9.11%
Operating income	2.13%	2.49%

Cencora, Inc. (GAAP)
Gross profit	3.57%	3.37%
Operating expenses	2.75%	2.63%
Operating income	0.82%	0.74%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.49%	3.31%
Adjusted operating expenses	2.18%	2.07%
Adjusted operating income	1.31%	1.24%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,
	2025	2024
ASSETS

Current assets:
Cash and cash equivalents	$4,356,138	$3,132,648
Accounts receivable, net	25,225,299	23,871,815
Inventories	20,492,480	18,998,833
Right to recover assets	1,625,817	1,175,871
Prepaid expenses and other	539,339	538,646
Total current assets	52,239,073	47,717,813

Property and equipment, net	2,539,076	2,181,410
Goodwill and other intangible assets	17,450,701	13,319,073
Deferred income taxes	208,810	246,348
Other long-term assets	4,152,452	3,637,023

Total assets	$76,590,112	$67,101,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$54,719,761	$50,942,162
Accrued expenses and other	2,982,993	2,758,560
Short-term debt	117,785	576,331
Total current liabilities	57,820,539	54,277,053

Long-term debt	7,542,988	3,811,745
Accrued income taxes	337,631	291,796
Deferred income taxes	1,620,724	1,643,746
Accrued litigation liability	3,881,283	4,296,902
Other long-term liabilities	3,639,862	1,993,683

Total equity	1,747,085	786,742

Total liabilities and stockholders' equity	$76,590,112	$67,101,667

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2025	2024
Operating Activities:
Net income	$1,567,814	$1,519,273
Adjustments to reconcile net income to net cash provided by operating activities	2,271,882	1,666,724
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,923,411)	(2,784,339)
Inventories	(1,269,429)	(1,479,599)
Accounts payable	3,693,364	4,968,093
Other, net	(465,100)	(405,467)
Net cash provided by operating activities	3,875,120	3,484,685

Investing Activities:
Capital expenditures	(667,981)	(487,173)
Cost of acquired companies, net of cash acquired	(4,095,630)	(69,771)
Cost of equity investments	(196,242)	(30,430)
Non-customer note receivable	(34,814)	(50,000)
Other, net	17,374	19,278
Net cash used in investing activities	(4,977,293)	(618,096)

Financing Activities:
Net debt borrowings (repayments) [1]	3,195,668	(385,452)
Purchases of common stock	(435,471)	(1,491,367)
Exercises of stock options	29,133	37,840
Cash dividends on common stock	(437,081)	(416,168)
Employee tax withholdings related to restricted share vesting	(77,783)	(63,500)
Other, net	(25,352)	(12,347)
Net cash provided by (used in) financing activities	2,249,114	(2,330,994)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(50,272)	9,396

Increase in cash, cash equivalents, and restricted cash	1,096,669	544,991

Cash, cash equivalents, and restricted cash at beginning of fiscal year [2]	3,297,880	2,752,889

Cash, cash equivalents, and restricted cash at end of fiscal year [2]	$4,394,549	$3,297,880

________________________________________
1 Includes the issuance of $1.8 billion of senior notes and a $1.5 billion term loan to finance a portion of the January 2, 2025 acquisition of Retina Consultants of America and the issuance of $1.1 billion of senior notes, offset in part by $700 million of term loan repayments and the repayment of $500 million of senior notes.
2     The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and     restricted cash in the Condensed Consolidated Statements of Cash Flows:

	September 30,
(amounts in thousands)	2025	2024	2023
Cash and cash equivalents	$4,356,138	$3,132,648	$2,592,051
Restricted cash (included in Prepaid Expenses and Other)	38,411	98,596	97,722
Restricted cash (included in Other Assets)	—	66,636	63,116
Cash, cash equivalents, and restricted cash	$4,394,549	$3,297,880	$2,752,889

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, Turkey highly inflationary impact and LIFO expense (credit). Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, Turkey highly inflationary impact, and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; restructuring and other expenses; and goodwill impairment. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses, net, and the impairment of goodwill, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform, the gain (loss) on the divestiture of non-core businesses, the Company's portion of an equity method investment's gain on the sale of a business, the impairment of an equity investment, and the gain (loss) on the remeasurement of an equity investment are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and/or non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax items primarily attributable to foreign valuation allowance adjustments are also excluded from adjusted income tax expense. Further, certain expenses relating to 2020 Swiss tax reform are excluded from adjusted income tax expense. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income/loss attributable to noncontrolling interest: Adjusted net income/loss attributable to noncontrolling interest excludes the non-controlling interest portion of the same items described above. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to the Company.

•Adjusted net income attributable to the Company: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; Turkey highly inflationary impact; LIFO expense (credit); acquisition-related intangibles amortization; litigation and opioid expenses, net; acquisition-related deal and integration expenses; restructuring and other expenses; impairment of goodwill; the gain (loss) on the divestiture of non-core businesses; the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform; the Company's portion of an equity method investment's gain on the sale of a business; the impairment of an equity investment; and the gain (loss) on the remeasurement of an equity investment, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items primarily attributable to an adjustment of a foreign valuation allowance, and the per share impact of certain expenses related to 2020 Swiss tax reform are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. Diluted weighted average common shares outstanding has been adjusted to include the impact of the stock options and restricted stock units that were antidilutive for the GAAP presentation due to a GAAP net loss in the fourth quarter and fiscal year ended September 30, 2025. Management believes that adjusted diluted shares outstanding is useful to investors because it facilitates the calculation of adjusted diluted earnings per share.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the fiscal year ended September 30, 2025, adjusted free cash flow of $2,970.8 million consisted of net cash provided by operating activities of $3,875.1 million, minus capital expenditures of $668.0 million and the gains from antitrust litigation settlements of $236.4 million. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents revenue and operating income on a “constant currency” basis, which are non-GAAP financial measures. These amounts are calculated by translating current period GAAP results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and management believes that this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the fourth quarter of fiscal 2025, (i) revenue of $83.7 billion was positively impacted by foreign currency translation of $140.2 million, resulting in revenue on a constant currency basis of $83.6 billion, and (ii) operating income of $1.0 billion was positively impacted by foreign currency translation of $6.2 million, resulting in operating income on a constant currency basis of $1.0 billion. For the fourth quarter of fiscal 2025 in the International Healthcare Solutions segment, (i) revenue of $7.9 billion was positively impacted by foreign currency translation of $140.2 million, resulting in revenue on a constant currency basis of $7.8 billion, and (ii) operating income of $150.7 million was positively impacted by foreign currency translation of $6.2 million, resulting in operating income on a constant currency basis of $144.4 million. For fiscal 2025, (i) revenue of $321.3 billion was negatively impacted by foreign currency translation of $317.9 million, resulting in revenue on a constant currency basis of $321.7 billion, and (ii) operating income of $4.2 billion was negatively impacted by foreign currency translation of $6.3 million, resulting in operating income on a constant currency basis of $4.2 billion. For fiscal 2025 in the International Healthcare Solutions segment, (i) revenue of $30.4 billion was negatively impacted by foreign currency translation of $317.9 million, resulting in revenue on a constant currency basis of $30.7 billion, and (ii) operating income of $648.3 million was negatively impacted by foreign currency translation of $6.3 million, resulting in operating income on a constant currency basis of $654.6 million.

In addition, the Company has provided non-GAAP fiscal year 2026 guidance for diluted earnings per share, operating income, effective income tax rate and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense/credit is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations and Enterprise Productivity
bennett.murphy@cencora.com

###